Exhibit 99.1

LPL Financial Announces Financial Results for First Quarter 2013

- Improved Advisor Productivity and Market Conditions Lift Assets to $394 Billion
Leading to Record Revenue of $975 Million -
- Board of Directors Approves Quarterly Dividend of $0.135 Per Share -

Boston, MA - April 25, 2013 — LPL Financial Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced net revenue of $974.8 million for the first quarter of 2013, up 8.1% compared to first quarter 2012 net revenue of $901.8 million.

	Three Months Ended March 31,
	2013	2012	% Change
Financial Highlights (unaudited)	(dollars in thousands, except per share data )
GAAP Measures:
Net Revenue	$974,796	$901,773	8.1%
Net Income	$54,717	$41,179	32.9%
Earnings Per Share — diluted	$0.51	$0.37	37.8%
Non-GAAP Measures:
Adjusted Earnings	$68,143	$63,199	7.8%
Adjusted Earnings Per Share	$0.64	$0.56	14.3%
Adjusted EBITDA	$135,920	$124,955	8.8%
____________________
A full reconciliation of GAAP measures to non-GAAP measures, along with an explanation of these metrics, follows later in this release.

“Our positive financial performance in the first quarter was a direct reflection of the hard work of our advisors to position their clients as market conditions improved," stated Mark Casady, chairman and CEO of LPL Financial. “Strong advisor productivity, rising markets and the accelerating production of advisors added in the last twelve months supported our revenue growth of 8%. Our results this quarter underscore our ability to improve our profit margins when we experience gains in advisor productivity and manage our expense base."
Mr. Casady remarked, "We continue our investment to reinforce simplicity and efficiency in our operating model which our Service Value Commitment exemplifies. Ultimately this focus will enhance our value proposition to our advisors and further their productivity and drive our results."
Dan Arnold, chief financial officer of LPL Financial noted, "One of the defining qualities of our business model is the ability to continue delivering value to our shareholders by generating strong free cash flow. We remained flexible in allocating our capital resources, investing $13.7 million in capital expenditures, paying $14.4 million in total dividends, and repurchasing $4.9 million in stock in the first quarter. Looking forward, we remain committed to balancing investment in our business with a focus on the quality of our earnings to position the Company for long-term growth."

	As of March 31,
	2013	2012	% Change
Metric Highlights (unaudited)
Advisors	13,377	12,962	3.2%
Advisory and Brokerage Assets (billions)(1)	$394.0	$354.1	11.3%
Advisory Assets Under Custody (billions)(2)	$130.2	$110.8	17.5%
___________________
(1) Advisory and brokerage assets are comprised of assets that are custodied, networked, and non-networked and reflect market movement in addition to new assets, inclusive of new business development and net of attrition.
(2) Advisory assets under custody is a component of advisory and brokerage assets.

Financial Highlights

•
Rising Advisory and Brokerage Assets. Total advisory and brokerage assets were $394.0 billion as of March 31, 2013, up 11.3% compared to $354.1 billion as of March 31, 2012. Key drivers of this trend include:

◦	Advisory assets in the Company's fee-based platforms were $130.2 billion at March 31, 2013, up 17.5% from $110.8 billion at March 31, 2012.

◦
Net new advisory assets, which exclude market movement, were $3.0 billion for the first quarter of March 31, 2013. Growth in net new advisory assets was primarily driven by strong advisor productivity and the growth in Independent RIA assets.

•	Accelerated Rate of Revenue Growth. Net revenue for the first quarter of 2013 increased 8.1% to $974.8 million from $901.8 million in the prior year.

◦	Commission revenue increased 4.7% for the first quarter of 2013 compared to the prior year period reflecting the improvement in advisor productivity and strong market performance.

◦	Advisory revenue increased 12.1% for the first quarter of 2013 compared to the prior year period, driven by strong net new advisory asset flows and overall improving market levels.

◦	Recurring revenue, a statistical measure reflecting the level of stability in the Company's performance, represented 65.4% of net revenue for the first quarter of 2013.

•
Decline in Cash Sweep Revenue. Revenue generated from the Company's cash sweep programs decreased 8.4% to $31.5 million in the first quarter of 2013 compared to $34.4 million in the prior year period even as average cash balances grew from $21.5 billion to $23.1 billion. An increase in the effective federal funds rate, which averaged 0.14% in the first quarter of 2013 compared to 0.10% in the prior year period, was offset by fee compression as a result of ICA contract repricing and a decline in money market fund fees.

•
Remaining on Track with our Service Value Commitment. The Company expects to recognize total costs of approximately $65 million through 2014 related to this program. These costs will cover primarily labor repositioning, outsourcing and technology investments. By 2015, the Company expects annual pre-tax run-rate savings of approximately $30 million to $35 million.

◦
The Company incurred $5 million of expense in the first quarter of 2013 primarily for services provided by outside consultants. In the near-term, the Company anticipates incurring $6 million to $8 million in expense in the second quarter of 2013, and remains on track to incur approximately $40 million for the entire year.

•
Continued Share Repurchase Activity. The Company spent $4.9 million in the first quarter to buy back 0.2 million shares, at a weighted average price per share of $31.69, which reduced its weighted average share count for calculating diluted earnings per share to 107.3 million shares for the first quarter of 2013.

•
Approved Quarterly Dividend. The Company's Board of Directors declared a cash dividend of $0.135 per share of the Company's common stock, to be paid on May 20, 2013 to all shareholders of record on May 6, 2013. The declarations of future quarterly dividends, as well as the timing of record and payment dates, remain subject to approval by the Board.

Operational Highlights

•
High Growth in RIA Platform Assets. Assets under custody on the LPL Financial Independent RIA platform, which provides integrated RIA firm advisory fee- and commission-based capabilities for independent advisors, grew 72.3% to $46.7 billion as of March 31, 2013, encompassing 199 RIA firms, compared to $27.1 billion and 152 RIA firms as of March 31, 2012.

•
Expanding Retirement Capabilities. The Company launched Worksite Financial Solutions, a platform that will enable retirement plan sponsors and advisors to better address the needs of plan participants throughout their financial lives, from the date of hire to separation and beyond. In addition, LPL Financial introduced the Retirement Partners Group, an exclusive network of highly experienced advisors who focus primarily on advising retirement plans for small to large companies. These advisors have demonstrated significant achievement within the retirement plan arena, and we will provide them and their clients with resources and strategies for the increasingly complex field of retirement plans.

•
Enhancing Consulting Services for Bank and Credit Union Advisors. LPL Financial forged a strategic partnership with EPIC Platforms, Inc., which provides consulting services and turnkey solutions to design, build and support licensed branch employee ("LBE") programs, to create one of the bank and credit union industry's most comprehensive LBE support programs. This enhanced LBE support program is targeted at helping increase productivity, household penetration and wallet share among investment programs of financial institutions supported by LPL Financial's Institution Services business.

•
LPL Financial Receives Advisory Solutions Marketing Program of the Year Award. The Money Management Institute ("MMI"), a leading national organization for the advisory solutions industry, awarded LPL Financial the Advisory Solutions Marketing Program of the Year Award, in recognition of the company's Advisor University program. For the past several years, this program has been the premier platform through which to deliver fee-based Advisory platform marketing and promotional messages in an interactive and engaging way.

•	Industry Recognition of our Advisors. Recently, several leading financial publications have honored advisors affiliated with LPL Financial for their outstanding performance and service.
The Financial Times named sixteen LPL Financial advisors on its list of Top 400 Financial Advisors of 2013. This prestigious honor recognizes the years of commitment each of these advisors have dedicated to serving their clients and helping them progress toward their financial goals.
Barron's named three LPL Financial advisors in the Barron's list of America's Top 100 Financial Advisors for 2013. Barron's Top 100 Financial Advisors list recognizes the top wealth advisors in the nation, ranked in part according to assets under management, revenue generated for the advisor's firm and the overall quality of their practice.
In February, six financial advisors and nine advisor teams affiliated with LPL Financial were named in the 2013 Top 100 Retirement Plan Advisers listing by PLANADVISER, a leading publication for the retirement plan industry. According to PLANADVISER, the Top 100 Retirement Plan Advisers list recognizes outstanding individuals, teams and multi-office teams.

Conference Call and Additional Information
The Company will hold a conference call to discuss results at 8:00 a.m. EDT on Thursday, April 25, 2013.  The conference call can be accessed by dialing either 877-677-9122 (domestic) or 708-290-1401 (international) and entering passcode 32126208. For additional information, please visit the Company's website to access the Q1 2013 Financial Supplement.
The conference call will also be webcast simultaneously on the Investor Relations section of the Company's website (www.lpl.com), where a replay of the call will also be available following the live webcast. A telephonic replay will be available two hours after the call and can be accessed by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering passcode 32126208. The telephonic replay will be available until 11:59 p.m. EDT on May 2, 2013.

LPL Financial Holdings Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2013	2012	% Change
Revenues
Commission	$485,572	$463,653	4.7%
Advisory	281,226	250,981	12.1%
Asset-based	103,766	97,241	6.7%
Transaction and other	89,378	74,572	19.9%
Other	14,854	15,326	(3.1)%
Net revenues	974,796	901,773	8.1%
Expenses
Production	669,723	626,907	6.8%
Compensation and benefits	98,780	89,012	11.0%
General and administrative	77,771	67,566	15.1%
Depreciation and amortization	19,774	17,175	15.1%
Restructuring charges	6,037	1,694	*
Total operating expenses	872,085	802,354	8.7%
Non-operating interest expense	12,160	16,032	(24.2)%
Loss on extinguishment of debt	—	16,524	*
Total expenses	884,245	834,910	5.9%
Income before provision for income taxes	90,551	66,863	35.4%
Provision for income taxes	35,834	25,684	39.5%
Net income	$54,717	$41,179	32.9%
Earnings per share
Basic	$0.51	$0.38	34.2%
Diluted	$0.51	$0.37	37.8%
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* Not Meaningful

The Company reports Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company's results as reported under GAAP. Some of these limitations are:

a.
Adjusted EBITDA, Adjusted Earnings and Adjusted Earnings per share do not reflect all cash expenditures, or contractual commitments; and do not reflect changes in, or cash requirements for, working capital needs; and

b.	Adjusted EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt.
The reconciliation from net income to non-GAAP measures Adjusted EBITDA and Adjusted Earnings, for the periods presented is as follows (in thousands, except per share data):

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Net income	$54,717	$41,179
Interest expense	12,160	16,032
Income tax expense	35,834	25,684
Amortization of purchased intangible assets(a)	9,776	9,832
Depreciation and amortization of fixed assets	9,998	7,343
EBITDA	122,485	100,070
EBITDA Adjustments:
Employee share-based compensation expense(b)	3,962	4,160
Acquisition and integration related expenses(c)	444	1,858
Restructuring and conversion costs(d)	6,263	2,010
Debt extinguishment costs(e)	—	16,543
Other(f)	2,766	314
Total EBITDA Adjustments	13,435	24,885
Adjusted EBITDA	$135,920	$124,955

	Three Months Ended March 31,
	2013	2012
	(unaudited)
Net income	$54,717	$41,179
After-Tax:
EBITDA Adjustments(g)
Employee share-based compensation expense(h)	2,902	3,167
Acquisition and integration related expenses(i)	(1,079)	1,146
Restructuring and conversion costs	3,864	1,240
Debt extinguishment costs	—	10,207
Other	1,707	194
Total EBITDA Adjustments	7,394	15,954
Amortization of purchased intangible assets(g)	6,032	6,066
Adjusted Earnings	$68,143	$63,199
Adjusted Earnings per share(j)	$0.64	$0.56
Weighted average shares outstanding — diluted	107,297	112,529
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(a)	Represents amortization of intangible assets as a result of the Company's purchase accounting adjustments from its 2005 merger transaction, as well as various acquisitions.

(b)
Represents share-based compensation for equity awards granted to employees, officers, and directors. Such awards are measured based on the grant-date fair value and share-based compensation expense is recognized over the requisite service period of the individual grants, which generally equals the vesting period.

(c)
Represents acquisition and integration costs resulting from various acquisitions, including changes in the estimated fair value of future payments, or contingent consideration, required to be made to former shareholders of certain acquired entities. During the three months ended March 31, 2013, approximately $1.0 million was recognized in earnings due to a net decrease in the estimated fair value of contingent consideration.

(d)
Represents organizational restructuring charges, conversion and other related costs incurred resulting from the expansion of the Service Value Commitment, the 2011 consolidation of UVEST Financial Services Group, Inc. (“UVEST”) and the 2009 consolidation of Associated Securities Corp., Inc., Mutual Service Corporation and Waterstone Financial Group, Inc. (together, the “Affiliated Entities”). As of March 31, 2013, we have recognized approximately 8% of costs related to the expansion of the Service Value Commitment, which is expected to be completed in 2015. As of March 31, 2013, approximately 90% and 99% of costs related to the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities, respectively, have been recognized. The remaining costs from the 2011 consolidation of UVEST and the 2009 consolidation of the Affiliated Entities largely consist of the amortization of transition payments that have been made in connection with these two conversions for the retention of advisors and financial institutions that are expected to be recognized into earnings by December 2014.

(e)
Represents expenses incurred in March 2012, resulting from the early extinguishment and repayment of amounts outstanding under the prior senior secured credit facilities, including the write-off of $16.5 million of unamortized debt issuance costs that had no future economic benefit, as well as various other charges incurred in connection with the repayment of the prior senior secured credit facilities and the establishment of the current senior secured credit facilities.

(f)
Generally, represents certain excise and other taxes. Results for the three months ended March 31, 2013 include $2.7 million of severance and termination benefits related to a change in management structure that have been excluded from the presentation of Adjusted EBITDA.

(g)
Generally, EBITDA Adjustments and amortization of purchased intangible assets have been tax effected using a federal rate of 35% and the applicable effective state rate, which was 3.30%, net of the federal tax benefit, for the three months ended March 31, 2013 and 2012, except as noted in Notes (h) and (i) in this table.

(h)
Represents the after-tax expense of non-qualified stock options for which the Company receives a tax deduction upon exercise, restricted stock awards for which the Company receives a tax deduction upon vesting, shares awarded to employees under the ESPP for which we receive a tax deduction and the full expense impact of incentive stock options granted to employees that have vested and qualify for preferential tax treatment and conversely, for which the Company does not receive a tax deduction. Share-based compensation expense for vesting of incentive stock options was $1.2 million and $1.6 million for the three months ended March 31, 2013 and 2012, respectively.

(i)
Represents the after-tax expense of acquisition and related costs for which the Company receives a tax deduction. In addition, the results for the three months ended March 31, 2013 reflect a $3.8 million reduction of expense related to the estimated fair value of contingent consideration for the stock acquisition of Concord Capital Partners, Inc., which is not deductible for tax purposes.

(j)
Represents Adjusted Earnings, a non-GAAP measure, divided by weighted average number of shares outstanding on a fully diluted basis. Set forth is a reconciliation of earnings per share on a fully diluted basis as calculated in accordance with GAAP to Adjusted Earnings per share:

	For the Three Months Ended March 31,
	2013	2012
	(unaudited)
Earnings per share — diluted	$0.51	$0.37
After-Tax:
EBITDA Adjustments per share	0.07	0.14
Amortization of purchased intangible assets per share	0.06	0.05
Adjusted Earnings per share	$0.64	$0.56

Non-GAAP Financial Measures
Adjusted Earnings represent net income before: (a) employee share-based compensation expense, (b) acquisition and integration related expenses (c) amortization of intangible assets resulting from various acquisitions, (d) debt extinguishment costs, (e) restructuring and conversion costs and (f) other. Reconciling items are tax effected using the income tax rates in effect for the applicable period, adjusted for any potentially non-deductible amounts. Adjusted Earnings per share represents Adjusted Earnings divided by weighted average outstanding shares on a fully diluted basis. The Company prepared Adjusted Earnings and Adjusted Earnings per share to eliminate the effects of items that it does not consider indicative of its core operating performance. The Company believes this measure provides investors with greater transparency by helping illustrate the underlying financial and business trends relating to results of operations and financial condition and comparability between current and prior periods. Adjusted Earnings and Adjusted Earnings per share are not measures of the Company's financial performance under GAAP and should not be considered as an alternative to net income or earnings per share or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity.
Adjusted EBITDA is defined as EBITDA (net income plus interest expense, income tax expense, depreciation and amortization), further adjusted to exclude certain non-cash charges and other adjustments set forth in the table above. The Company presents Adjusted EBITDA because the Company considers it a useful financial metric in assessing the Company's operating performance from period to period by excluding certain items that the Company believes are not representative of its core business, such as certain material non-cash items and other adjustments that are outside the control of management. Adjusted EBITDA is not a measure of the Company's financial performance under GAAP and should not be considered as an alternative to net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of profitability or liquidity. In addition, Adjusted EBITDA can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.
Forward-Looking Statements
Statements in this press release regarding the Company's future financial and operating results, growth, business strategy, plans, and ability and plans to repurchase shares and pay dividends in the future, including projected costs, projected savings, anticipated productivity gains and anticipated improvements to the Company's operating model, services and technology as a result of the Service Value Commitment, as well as any other statements that are not purely historical, constitute forward-looking statements.  These forward-looking statements are based on the Company's historical performance and its plans, estimates and expectations as of April 25, 2013. The words “anticipates,” “believes,” “expects,” “may,” “plans,” “predicts,” “will” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements are not guarantees that the future results, plans, intentions or expectations expressed or implied by the Company will be achieved.  Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, legislative, regulatory, competitive and other factors, which may cause actual financial or operating results, levels of activity, or the timing of events, to be materially different than those expressed or implied by forward-looking statements.  Important factors that could cause or contribute to such differences include: changes in general economic and financial market conditions, including retail investor sentiment; fluctuations in the value of assets under custody; effects of competition in the financial services industry;

changes in the number of the Company's financial advisors and institutions, and their ability to market effectively financial products and services; changes in interest rates and fees payable by banks participating in the Company's cash sweep program, including the Company's success in negotiating agreements with current or additional counterparties; the Company's success in integrating the operations of acquired businesses; execution of the Company's plans related to the Service Value Commitment, including the Company's ability to successfully transform and transition business processes to third party service providers; the Company's success in negotiating and developing commercial arrangements with third party service providers that will enable the Company to realize the service improvements and efficiencies expected to result from the Service Value Commitment; the performance of third party service providers to which business processes are transitioned from the Company; the Company's ability to control operating risks, information technology systems risks and sourcing risks; the effect of current, pending and future legislation, regulation and regulatory actions, including disciplinary actions imposed by self-regulatory organizations; and the other factors set forth in Part I, “Item 1A. Risk Factors” in the Company's 2012 Annual Report on Form 10-K. Except as required by law, the Company specifically disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this earnings release, even if its estimates change, and you should not rely on those statements as representing the Company's views as of any date subsequent to the date of this press release.
About LPL Financial
LPL Financial, a wholly owned subsidiary of LPL Financial Holdings Inc. (NASDAQ: LPLA), is the nation's largest independent broker-dealer (based on total revenues, Financial Planning magazine, June 1996-2012), a top RIA custodian, and a leading independent consultant to retirement plans. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to over 13,300 financial advisors and approximately 700 financial institutions. In addition, LPL Financial supports over 4,500 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have approximately 2,900 employees with primary offices in Boston, Charlotte, and San Diego. For more information, please visit www.lpl.com.
Securities offered through LPL Financial. Member FINRA/SIPC

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LPLA-F

Investor Relations	Media Relations
Trap Kloman	Betsy Weinberger
LPL Financial	LPL Financial
Phone: (617) 897-4574	Phone: (858) 900-7122
Email: investor.relations@lpl.com	Email: betsy.weinberger@lpl.com